Exhibit 99.1

WD-40 Company Reports Third Quarter 2021 Financial Results

~  Third quarter consolidated net sales grew by 39 percent compared to prior year fiscal quarter ~

~  Company reports diluted EPS of $1.52 for the third quarter  ~

SAN DIEGO – July 7, 2021 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its third fiscal quarter ended May 31, 2021.

Third Fiscal Quarter Financial Highlights

•

Total net sales for the third quarter were $136.4 million, an increase of 39 percent compared to the prior year fiscal quarter. Year-to-date total net sales were $372.9 million, an increase of 26 percent compared to the prior year fiscal period.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had a favorable impact on sales for the current quarter and year-to-date. On a constant currency basis, total net sales would have been $128.7 million for the third quarter and $359.7 million year-to-date.

•

Net income for the third quarter was $21.0 million, an increase of 45 percent compared to the prior year fiscal quarter. Year-to-date net income was $61.8 million, an increase of 51 percent from the prior year fiscal period.

•

Diluted earnings per share were $1.52 in the third quarter, compared to $1.06 per share for the prior year fiscal quarter. Year-to-date diluted earnings per share were $4.48 compared to $2.98 in the prior year fiscal period.

•

Gross margin was 53.1 percent in the third quarter compared to 54.0 percent in the prior year fiscal quarter. Year-to-date gross margin was 54.9 percent compared to 54.0 percent in the prior year fiscal period.

•

Selling, general and administrative expenses were up 37 percent in the third quarter to $38.1 million when compared to the prior year fiscal quarter. Year-to-date selling, general and administrative expenses were up 21 percent to $109.6 million compared to the prior year fiscal period.

•

Advertising and sales promotion expenses were up 39 percent in the third quarter to $6.6 million when compared to the prior year fiscal quarter. Year-to-date advertising and sales promotion expenses were  up 16 percent to $17.7 million compared to the prior year fiscal period.

“Our tribe continues to work together through the challenges and opportunities associated with the COVID-19 pandemic,” said Garry Ridge, WD-40 Company’s chairman and chief executive officer. In the third quarter we experienced unprecedented demand for our maintenance products and today we are reporting record net sales of $136.4 million, up 39 percent compared to the third quarter of last year.”

“The post-pandemic era is coming. We do not expect to see sales growth of this magnitude over the long-term, however, we believe that the new end users who have interacted with our products during the pandemic will become permanent users of our maintenance products.”

“To reflect the strong sales results we experienced in the third quarter, we’ve increased our revenue expectations and believe that net sales are likely to be in a range of between $475 million to $490 million for the full fiscal year which reflects year-over-year sales growth of between 16 and 20 percent.  As things get back to normal post the pandemic, consumer spending patterns will change again, and we expect consolidated net sales to grow in the mid to high single digits,” Ridge concluded.

Net Sales by Segment (in thousands):

	Three Months Ended May 31,			Nine Months Ended May 31,
	2021	2020	Change	2021	2020	Change
Americas	$60,046	$50,094	20%	$160,390	$143,672	12%
EMEA	58,587	32,521	80%	163,150	113,519	44%
Asia-Pacific	17,772	15,632	14%	49,329	39,661	24%
Total	$136,405	$98,247	39%	$372,869	$296,852	26%

•	Net sales by segment as a percent of total net sales for the third quarter were as follows: for the Americas, 44 percent; for EMEA, 43 percent; and for Asia-Pacific, 13 percent.
•

Net sales in the Americas increased 20 percent in the third quarter primarily due to higher sales of WD-40 Multi-Use Product in the United States, Latin America and Canada which increased 24 percent,138 percent and 74 percent, respectively.    The increase in sales in the United States and Canada was driven by increased demand linked to renovation trends associated with the pandemic. In addition, sales in the corresponding period of the prior fiscal year were negatively impacted by disruptions and lockdowns related to the early stages of the COVID-19 pandemic. The increase in sales in Latin America was primarily due to higher maintenance product sales in Mexico driven by a successful shift to a direct distribution model that the company began late in the third quarter of the prior fiscal year. In addition, sales in Latin America in the corresponding period of the prior fiscal year were negatively impacted by disruptions and lockdowns related to the early stages of the COVID-19 pandemic.

•

Net sales in EMEA increased 80 percent in the third quarter primarily due to higher sales of maintenance products in both the EMEA direct and distributor markets, which increased 85 percent and 70 percent, respectively.  Higher sales of maintenance products in the EMEA direct markets were primarily due to increased sales of WD-40 Multi-Use Product driven by increased demand linked to renovation trends associated with the pandemic,  increased sales through the ecommerce channel and increased promotional activities.   In addition, sales in the corresponding period of the prior fiscal year were negatively impacted by disruptions and lockdowns related to the early stages of the COVID-19 pandemic. Higher sales of maintenance products in the EMEA distributor markets were primarily attributable to improved economic conditions as a result of reductions in COVID-19 related movement restrictions.  Changes in foreign currency exchange rates had a favorable impact on sales for the EMEA segment from period to period. On a constant currency basis, EMEA sales for the third quarter would have increased by 63 percent compared to the prior fiscal year quarter.

•

Net sales in Asia-Pacific increased 14 percent in the third quarter.  Changes in foreign currency exchange rates had a favorable impact on sales for the Asia-Pacific segment.  On a constant currency basis, Asia-Pacific would have increased by 5 percent compared to the prior year fiscal quarter primarily due to higher sales of maintenance products in the Asia-Pacific distributor markets and Australia which increased 26 percent and 14 percent, respectively. Higher sales of maintenance products in the Asia-Pacific distributor markets were primarily attributable to improved economic conditions as a result of reductions in COVID-19 related movement restrictions.  Higher sales of maintenance products in the Australia were primarily attributable to increased sales of 3-IN-ONE and WD-40 Specialist driven by increased demand linked to renovation trends associated with the pandemic.  Partially offsetting these sales increases were lower sales of WD-40 Multi-Use Product in China which decreased 12 percent compared to the prior year fiscal quarter primarily due to a higher level of sales in the third quarter of fiscal year 2020 associated with the timing of COVID-19 restrictions and shipping activities during that period.

Net Sales by Product Group (in thousands):

	Three Months Ended May 31,			Nine Months Ended May 31,
	2021	2020	Change	2021	2020	Change
Maintenance products	$127,374	$87,859	45%	$344,446	$268,676	28%
Homecare and cleaning products	9,031	10,388	(13)%	28,423	28,176	1%
Total	$136,405	$98,247	39%	$372,869	$296,852	26%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, increased 45 percent in the third quarter when compared to the prior year fiscal quarter.  This sales increase was primarily attributable to increased sales of WD-40 Multi-Use Product in all three segments driven by increased demand linked to renovation trends associated with the pandemic, improved market conditions due to a reduction of COVID-19 lockdown measures, and increased sales through the ecommerce channel.

•

Net sales of homecare and cleaning products decreased 13 percent in the third quarter when compared to the prior year fiscal quarter. The Company started to experience an increase in sales of its homecare and cleaning products beginning in the third quarter of fiscal year 2020 due to increased demand for such products as a result of the COVID-19 pandemic.  However, sales of homecare and cleaning products have returned to more normal levels due to improvements in public health and safety restrictions related to the pandemic in many regions. The homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of multi-purpose maintenance products grow per the execution of the Company’s strategic initiatives.

Dividend Information

As previously announced, WD-40 Company’s board of directors declared on Tuesday, June 15, 2021 a regular quarterly dividend of $0.72 per share payable on July 30, 2021 to stockholders of record at the close of business on July 16, 2021.

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call including management’s current view of the business in light of the COVID-19 pandemic.   Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets a wide range of maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $408.5 million in fiscal year 2020 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation; the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; the length and severity of the current COVID-19 pandemic and its impact on the global economy and the Company’s financial results; and forecasted foreign currency exchange rates and commodity prices. Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020, and in the Company’s Quarterly Report on Form 10-Q for the period ended May 31, 2021 which the Company expects to file with the SEC on July 7, 2021.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of July 7, 2021, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava®  and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada, Mexico and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	May 31,	August 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$80,362	$56,462
Trade and other accounts receivable, less allowance for doubtful accounts of $620 and $362 at May 31, 2021
and August 31, 2020, respectively	104,911	80,672
Inventories	47,768	41,264
Other current assets	7,902	6,756
Total current assets	240,943	185,154
Property and equipment, net	68,968	60,759
Goodwill	96,017	95,731
Other intangible assets, net	7,665	8,633
Operating lease right-of-use assets	9,158	8,168
Deferred tax assets, net	484	464
Other assets	4,652	3,728
Total assets	$427,887	$362,637

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$31,307	$21,676
Accrued liabilities	24,728	21,660
Accrued payroll and related expenses	21,485	14,767
Short-term borrowings	800	800
Income taxes payable	798	1,213
Total current liabilities	79,118	60,116
Long-term borrowings	116,498	113,098
Deferred tax liabilities, net	10,878	11,291
Long-term operating lease liabilities	7,344	6,520
Other long-term liabilities	11,417	11,299
Total liabilities	225,255	202,324

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,855,666 and 19,812,685 shares issued at May 31, 2021 and
August 31, 2020, respectively; and 13,707,767 and 13,664,786 shares
outstanding at May 31, 2021 and August 31, 2020, respectively	20	20
Additional paid-in capital	162,240	157,850
Retained earnings	432,230	398,731
Accumulated other comprehensive loss	(23,778)	(28,208)
Common stock held in treasury, at cost ― 6,147,899 shares
at both May 31, 2021 and August 31, 2020	(368,080)	(368,080)
Total shareholders' equity	202,632	160,313
Total liabilities and shareholders' equity	$427,887	$362,637

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2021	2020	2021	2020

Net sales	$136,405	$98,247	$372,869	$296,852
Cost of products sold	63,947	45,197	168,158	136,657
Gross profit	72,458	53,050	204,711	160,195

Operating expenses:
Selling, general and administrative	38,131	27,922	109,586	90,427
Advertising and sales promotion	6,642	4,764	17,673	15,211
Amortization of definite-lived intangible assets	364	552	1,084	1,856
Total operating expenses	45,137	33,238	128,343	107,494

Income from operations	27,321	19,812	76,368	52,701

Other income (expense):
Interest income	21	20	59	73
Interest expense	(615)	(778)	(1,795)	(1,813)
Other income (expense), net	183	27	513	(197)
Income before income taxes	26,910	19,081	75,145	50,764
Provision for income taxes	5,904	4,557	13,325	9,719
Net income	$21,006	$14,524	$61,820	$41,045

Earnings per common share:
Basic	$1.53	$1.06	$4.50	$2.98
Diluted	$1.52	$1.06	$4.48	$2.98

Shares used in per share calculations:
Basic	13,708	13,674	13,694	13,700
Diluted	13,746	13,700	13,727	13,727

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Nine Months Ended May 31,
	2021	2020
Operating activities:
Net income	$61,820	$41,045
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	5,266	5,980
Net gains on sales and disposals of property and equipment	(185)	(115)
Deferred income taxes	(512)	(221)
Stock-based compensation	7,885	4,609
Unrealized foreign currency exchange (gains) losses	(529)	30
Provision for bad debts	253	98
Changes in assets and liabilities:
Trade and other accounts receivable	(20,053)	(3,006)
Inventories	(5,101)	(2,433)
Other assets	(1,777)	1,443
Operating lease assets and liabilities, net	11	224
Accounts payable and accrued liabilities	11,000	(2,367)
Accrued payroll and related expenses	6,202	(5,758)
Other long-term liabilities and income taxes payable	(305)	1,227
Net cash provided by operating activities	63,975	40,756

Investing activities:
Purchases of property and equipment	(10,789)	(17,411)
Proceeds from sales of property and equipment	418	321
Net cash used in investing activities	(10,371)	(17,090)

Financing activities:
Treasury stock purchases	-	(16,825)
Dividends paid	(28,321)	(26,840)
Repayments of long-term senior notes	(800)	(800)
Net (repayments) proceeds of revolving credit facility	(50,000)	84,595
Shares withheld to cover taxes upon conversions of equity awards	(3,494)	(2,640)
Net cash used in financing activities	(30,615)	37,490
Effect of exchange rate changes on cash and cash equivalents	911	166
Net increase in cash and cash equivalents	23,900	61,322
Cash and cash equivalents at beginning of period	56,462	27,233
Cash and cash equivalents at end of period	$80,362	$88,555

Supplemental disclosure of noncash investing activities:
Accrued capital expenditures	$1,700	$454